Exhibit 99.1

For Immediate Release:	Contact:	Douglas R. Jamieson
President and Chief Operating Officer
(914) 921-5020

For further information please visit
www.gabelli.com

Leslie B. Daniels to Join Board of Directors of GAMCO Investors

Rye, New York, November 10, 2016 – GAMCO Investors, Inc. (NYSE: GBL) today announced the election of Leslie B. “Les” Daniels, founding partner of CAI Managers & Co., LP,  to the Board of Directors of GAMCO Investors, Inc.

Mr. Daniels is a former Chairman and current member of Florida’s State Board of Administration, Investment Advisory Council (IAC) as well as Commissioner of the Health Care District of Palm Beach County.  He is currently an operating partner of AE Industrial Partners, LLC, a private equity firm focused on aerospace, power generation and specialty industrial markets.  Mr. Daniels previously served as the President of Burdge, Daniels & Co., Inc., a company engaged as a principal in venture capital and buyout investments, as well as the trading of private placement securities, for which he was responsible for the financing, oversight and disposal of investments made on behalf of the Company.  Previously, he served as Senior Vice President of Blyth, Eastman, Dillon & Co., having responsibility for the corporate fixed income sales and trading departments.

Mario J. Gabelli, Chairman and Chief Executive Officer of GAMCO Investors, Inc., said, “We are delighted to add Les to the Board of Directors.  His knowledge and talents built over his career will serve our shareholders well.”

Mr. Daniels is a current Director of CSAT Solutions and Moeller Aerospace and earned his B.S. from Fordham University.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC).  As of September 30, 2016, GAMCO had approximately $39.6 billion in assets under management.

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